Exhibit 10.14

PURCHASE AND SALE CONTRACT FOR CRUDE OIL

AND CONDENSATE OF FELL BLOCK

BETWEEN

EMPRESA NACIONAL DEL PETRÓLEO

AND

GEOPARK FELL SpA

In Santiago, Chile, on March 1st, 2012, before me appear for one party, Mr. Rodrigo Álvarez Zenteno, Chilean, married, Lawyer, holder of identity card number 8.283.139-9 acting in his capacity as Minister of Energy, whose appointment is evidenced under Executive Order No. 593 issued on July 22nd, 2011 by the Minister of Internal Affairs (the appointment document is not attached hereto since it is known by the Parties) and who appears on behalf of the GOVERNMENT OF CHILE (hereinafter, the “GOVERNMENT”), both domiciled at Avenida Libertador Bernardo O’Higgins 1449, Edificio Santiago Downtown, Torre 2, Piso 13, Santiago; Mr. Salvador Harambour Palma, Chilean, Geologist, holder of identity card number 6.956.448-8, in his capacity as Director in Chile, and Mr. Christian Eduardo Muñoz Becerra, Chilean, Auditing Accountant, holder of identity card number 8.640.515-6, in his capacity as Administrative Manager, representing GEOPARK FELL SpA, a company engaged in the exploration and exploitation of hydrocarbons, taxpayer identification number [RUT] 76.129.094-0 (hereinafter, “GEOPARK” or “Seller”), all of them domiciled for the effects of this contract in the city of Punta Arenas, Chile, Calle Maipú 979; and, for the other, Mr. Carlos Cabeza Faúndez, Chilean, Mechanic-civil Engineer, holder of identity card number 5.761.918-K, in his capacity as Manager of Refining Business Line, representing EMPRESA NACIONAL DEL PETRÓLEO, a state-owned company, taxpayer identity number [RUT] 92.604.000-6 (hereinafter, “ENAP” or “Purchaser”), both domiciled at Avenida Vitacura 2736, Piso 10, Las Condes, Santiago; each of them individually referred to as a “Party” and jointly as the “Parties”; who agree to enter into this Purchase and Sale Contract for Crude Oil and Condensate of Fell Block (hereinafter, the “Contract”), which comprises the following clauses:

ONE:  BACKGROUND INFORMATION

1.1. The GOVERNMENT has empowered GEOPARK to perform hydrocarbon exploration and exploitation works in the area known as Fell Block under the “Special Operation Contract for the Exploration and Exploitation of Hydrocarbon Fields – Fell Block Area - Magallanes and Chilean Antarctica Territory” (hereinafter, “CEOP”, as per its initial in Spanish), which requirements, terms, amendments and final text are drafted in the notarized

CONTRACT ENAP – GEOPARK

document dated May 17, 2005, passed before Mr. Fernando Alzate Claro, Deputy Notary Public for Ms. Antonieta Mendoza Escalas and its subsequent amendments dated September 1, 2005, May 10, 2006, and January 31, 2008, all of which were executed at the Notary Office in charge of Ms. Antonieta Mendoza Escalas in Santiago.

1.2.- Pursuant to Article 8.1.1 of the CEOP, the GOVERNMENT will pay Contractor a monthly compensation payable in oil equivalent to a percentage of the oil production of Fell Block, to be measured in the Point of Delivery, Control and Final Measurement of the Oil. At said point, Contractor will acquire the possession of his compensation and shall make available to the GOVERNMENT the proportional part of the extracted oil in accordance with Articles 1.36, 7.1.1, and 7.1.3 of the CEOP.

1.3.- Within the frame of the CEOP performance, GEOPARK has discovered and declared the marketability of several fields where, among other products, crude oil of low °API density (lower than 35° API), and a condensate of high °API density (higher than 45° API) are extracted (hereinafter, respectively referred to as “Crude Oil” and “Condensate”, and jointly referred to as “Liquid Products of Fell Block”).

1.4.- This Contract governs the purchase and sale between ENAP and GEOPARK, the latter acting per se and representing the GOVERNMENT, as regards to the volumes of Liquid Products of the Fell Block, which, pursuant to the CEOP belongs both to the GOVERNMENT and GEOPARK, and which complies with the quality specifications stated in Article Five of this instrument.

TWO:                                                          POWER OF ATTORNEY AND AUTHORIZATION TO GEOPARK TO SELL AND DELIVER THE GOVERNMENT’S INTEREST IN THE PRODUCTION OF CRUDE OIL AND CONDENSATE OF FELL BLOCK TO ENAP.

The GOVERNMENT duly represented in the manner stated above, hereby grants a power of attorney in favor of and authorizes GEOPARK, in its capacity as Contractor and Operator of CEOP Fell Block, so that in its name and on its behalf GEOPARK may sell and deliver to ENAP, in its capacity as Purchaser, the interest the GOVERNMENT holds in the marketable production of Crude Oil and Condensate coming from Fell Block in accordance with the terms set forth in the CEOP and this Contract.

Accordingly, the delivery point to ENAP of the GOVERNMENT’S interest of Liquid Products of Fell Block is “Terminal Gregorio” (Gregorio Terminal) owned by ENAP, and the price of said products is referred to Gregorio Terminal in commercial terms. Consequently, GEOPARK shall pay all costs and bear all risks associated to the storage and transportation of the mentioned products to Gregorio Terminal.

GEOPARK shall deliver to the GOVERNMENT the value obtained from the sale to ENAP of the GOVERNMENT’S interest in the marketable production of the Liquid Products of

Fell Block pursuant to the terms of the CEOP and its amendments; therefore, ENAP shall not assume any liability whatsoever on this regard.

THREE:                                              ACCEPTANCE OF THE OFFICE

GEOPARK, through its representative identified above, hereby accepts and agrees to the office granted in Article Two above and also accepts and agrees to all the terms and conditions set forth herein.

FOUR:                                                        COMMERCIALIZATION

GEOPARK, in its name and representing the GOVERNMENT, in its capacity as Seller, hereby undertakes to make available, deliver and sell to ENAP the interest of GEOPARK and the GOVERNMENT held in the commercial production of Liquid Products of Fell Block in accordance and subject to the terms and conditions established in the CEOP and in this Contract.

ENAP, in its capacity as Purchaser, undertakes to buy, receive and pay said production in accordance with and subject to the terms and conditions set forth in this Contract.

FIVE:                                                           SPECIFICATIONS FOR THE QUALITY OF THE DELIVERY OF CRUDE OIL AND CONDENSATE

Liquid Products of Fell Block shall meet the specifications for delivery quality stated in Article 7.1.4 of the CEOP at the time of delivery to Purchaser; in this way the products shall meet the commercial conditions for delivery, being reduced to dry-dry conditions at sixty degrees Fahrenheit.

According to the foregoing, the maximum limit of water and basic sediments (W&S) shall be 1% (one per cent) and the maximum limit of total salinity (Salt) shall be 100 (one hundred) grams per cubic meter expressed in sodium chloride, both limits corrected for a temperature of sixty degrees Fahrenheit. Likewise, as regards mercury content, the maximum limits shall be 3,000 ppb of mercury for Crude Oil and of 6,000 ppb of mercury for Condensate applying the discounts stated in Article Ten for mercury content.

ENAP shall be entitled to stop deliveries and reject products in the event of detecting contaminant values exceeding the mentioned values. Exceptionally, ENAP may, at its sole discretion, accept Liquid Products from Fell Block exceeding the maximum contents of water and sediments, salinity and/or mercury stated in the previous paragraph. Said acceptance shall neither set a precedent nor entitle GEOPARK to expect new and subsequent acceptances of said products, and without prejudice to the sanctions stated in Article Ten.

ENAP shall receive and purchase Crude Oil composed of mixtures or crude oils coming from different fields of Fell Block (Aonikenk, Guanaco, Konawentru, or others), as long as these mixtures do not contain an °API density ranging 30° < °API < 35°. ENAP shall not buy products consisting of mixtures of Crude Oil and Condensate.

In order to determine the product quality, Seller shall deliver a product characterization together will all the background information required as specified in the Protocol of Basic Operation Conditions (PBOC) mentioned in the following article. The product characterization shall be obtained by means of a lab analysis of representative samples of Crude Oil and Condensate made by a well-known certifying company to be determined jointly by GEOPARK and ENAP.

Costs of the certifying company for conducting the sampling, analysis, and quality control of the Liquid Products of Fell Block, pursuant to this article or in order to take the measurements of said products in accordance with Article Nine shall be borne by Purchaser and Seller in equal shares. However, if Seller or Purchaser chooses to make some of these analysis or controls on their own behalf, the pertinent costs shall be exclusively borne by the party performing the analyses or control.

Without prejudice to the foregoing, the costs of the certifying company acting to certify the Liquid Products of Fell Block in Gregorio Terminal which were exceptionally delivered by GEOPARK from trucks through the Truck Unloading Zone of ENAP, in Gregorio Terminal shall be completely borne by GEOPARK.

SIX:                                                                    PROTOCOL OF BASIC OPERATION CONDITIONS (PBOC)

The Parties agree that the basic activities which are necessary to ensure the correct operation of this Contract are stated in a Protocol of Basic Operation Conditions (hereinafter, “PBOC”), jointly prepared by GEOPARK and ENAP. This protocol states the places where the quality control and the measurement of the volumes of product delivered will be made and it also states the pertinent procedures of measurement, quality control, inspection and calibration, closing, operation, communication, etc., which regulate the activities associated with the delivery of Crude Oil and Condensate in Gregorio Terminal.

The PBOC duly executed by the Parties is incorporated herein as ANNEX I to this Contract and it is made a part hereof to all legal effects. Should there be contradictions, the provisions stated in this Contract shall prevail over the statements contained in the PBOC.

The PBOC may be amended by agreement of GEOPARK and ENAP, pursuant to operational good practices. To such effect, the GOVERNMENT represents that it empowers GEOPARK to agree on these amendments without the GOVERNMENT’S presence for such end. However, any amendment made to the PBOC shall be timely notified by GEOPARK to the GOVERNMENT without liability to ENAP for said notice which shall not be a condition for the validity and application of the amendment.

The amendments to the PBOC agreed on by GEOPARK and ENAP shall be made in writing so that there will be no doubt as regards to the agreed on amendment. Thus, for example, a document may be executed by GEOPARK and ENAP where the pertinent amendment be detailed or the parties may exchange written communications sent to the addresses stated in Article Fifteen where one of the Parties proposes the amendment and the other Party accepts it.

SEVEN:                                                 QUANTITIES

Seller shall make available, deliver, and sell, and Purchaser shall receive, buy, and pay all the production of Crude Oil and Condensate made available to ENAP in Gregorio Terminal subject to the quality requirement specified in Article Five of this Contract. Purchaser’s obligation as regards to the quantity to be acquired shall be limited by the characteristics of the mentioned Liquid Products of Fell Block as well as by the capacity of its storage facilities in Gregorio Terminal.

ENAP shall not be obliged to accept deliveries including volumes exceeding the previously mentioned limits without prejudice to the fact that GEOPARK and ENAP may agree on any necessary operating adjustments to allow for the increase of said volumes. Limitations on the receipt of Crude Oil and/or Condensate originated in volume, as the case may be, shall be immediately grounded by ENAP; proper grounds will be the lack of availability of storage capacity in Gregorio Terminal for the specific product on the pertinent delivery date.

To enable ENAP to timely schedule its operational issues, Seller shall communicate to ENAP, on a quarterly basis, in writing or by e-mail to the address stated in Article Fifteen the schedule of deliveries for Crude Oil and Condensate for the following quarter during the month preceding its commencement. In addition, Seller shall timely inform ENAP in the event of foreseeing a relevant modification to the delivery schedule in force.

In the event said notice is not sent, or if the deliveries fail to meet the above-mentioned schedule, ENAP shall be entitled to refrain from receiving the Liquid Products of Fell Block without liability to ENAP, and without generating any type of right to claim for GEOPARK in regard to ENAP.

It is herein stated that the formulas to determine the net volumes of Crude Oil and Condensate placed in Gregorio Terminal to be paid by ENAP shall be as follows:

(a)         For Crude Oil deliveries, the volume to be paid shall be equal to the volume measured pursuant to Article Nine below, without considering reductions.

(b)         For Condensate deliveries, the volume to be paid shall be equal to the volume measured pursuant to Article Nine below, with a reduction of 1%.

EIGHT                                                     PLACE OF DELIVERY AND TRANSFER OF OWNERSHIP AND RISK

The place of delivery of the Liquid Products of Fell Block shall be Gregorio Terminal. Deliveries shall be made in accordance with the PBOC referred to in Article Six.

To all effects, transfer of the risk and ownership of Liquid Products of Fell Block shall take place in the storage facilities of Gregorio Terminal upon express acceptance of said products by ENAP.

NINE:                                                            MEASUREMENTS

Measurement of Crude Oil and Condensate quantities delivered by GEOPARK and measurement of their quality shall be made in the facilities mentioned in the PBOC referred to in Article Six. Said measurement shall be performed in accordance with the procedures stated in the PBOC by the certifying company (Independent Inspector) referred to in Article Five.

The records obtained in the mentioned facilities shall be considered valid except in the event of obvious mistake or willful misconduct and shall serve as basis to invoice the sold and purchased items.

Seller shall be entitled to enter ENAP´s facilities to verify the measurement procedure; provided that access to the facilities shall be previously coordinated with ENAP.

TEN:                                                               PRICE OF CRUDE OIL AND CONDENSATE; AND COST OF OPERATION AND MAINTENANCE OF THE RECEIVING STATION AT GREGORIO TERMINAL

The price agreed on by the Parties for the Crude Oil and Condensate of Fell Block is referred to Gregorio Terminal in commercial terms.

10.1)       Price of “Crude Oil” of Fell Block

The price to be paid by ENAP for Crude Oil of Fell Block is ruled by the following formula:

PP = BPP – Foq – LF – DMCO – DWSSO                                                                                  [USD/Bbl]

Where:

PP:                           Price that ENAP shall pay to GEOPARK for the Crude Oil, stated in United States Dollars per net barrel at 60 ºF [USD/bbl].

BPP:                    Base Price of Crude Oil.

Foq:                     Factor of Crude Oil Quality: to the effects of this contract it shall be considered as incorporated to the Base Price.

LF:                             Logistic Factor: It includes the Costs of Gregorio Terminal, Shipment, Freight to Refineries of ENAP in the central zone, Unload, Insurance

DMCO:    Discount due to mercury content in Crude Oil.

DWSSO:        Discount due to content of Water+Sediments (W&S) and Salinity (Salt) in Crude Oil.

(1)                   BASE PRICE: BPP:

BPP = WTI + 6.9	if	(BTD–WTI) > 12 [USD/Bbl];
BPP = WTI + 6.9 – [12–(BTD–WTI)]	if 4 <	(BTD–WTI) < 12 [USD/Bbl];
BPP = WTI – 1.1 – 0.5*[4–(BTD–WTI)]	if -4 <	(BTD–WTI) < 4 [USD/Bbl];
BPP = WTI – 5.1	if	(BTD–WTI) < -4 [USD/Bbl]

This Base Price is referred to crude oil of 30° < °API < 35°.

WTI:      Price of West Texas Intermediate, defined in Article 10.3.

BTD:      Price of Brent Dated, defined in Article 10.3.

(2)                   DISCOUNTS:

Logistic Factor: LF= 7.5 [USD/Bbl].

This value is determined by the current volumes of liquid products received by ENAP in Gregorio Terminal and shall be revised in the event of substantial variations in the mentioned volumes.

Discounts due to contaminants:

Upon each sale closing, quality controls shall be performed in accordance with the provisions of the PBOC.

•                  Discount due to mercury content in Crude Oil [DMCO]:

DMCO = 1.33 [USD/Bbl] up to 3,000 ppb.

In the event of detecting values of Hg > 3,000 ppb, and additional discount of 0.3 USD/Bbl per 100 ppb or fraction exceeding 3,000 ppb shall be applied.

•                  Discount due to content of Water+Sediments (W&S) and/or Salinity (Salt) in Crude Oil. [DWSSO]:

In the event of detecting values of W&S >1% and/or Salt >100 gr/m3.

DWSSO = 0.5 *(A&S–1) + 0.5 *(Salt–100)/100 [USD/Bbl].

The unit price per barrel calculated in this manner shall be applied to the total volume of Crude Oil determined according to the measurement procedures detailed in Articles Seven and Nine of this Contract.

10.2)       Price of “Condensate” of Fell Block

The price to be paid by ENAP for Condensate of Fell Block is ruled by the following formula:

CP = BPC – FCQ – LF – DMCC – DWSSC                                                                                   [USD/Bbl]

Where:

CP:                          Price that ENAP shall pay to GEOPARK for Condensate, stated in United States Dollars, per net barrel at 60 ºF [USD/bbl].

BPC:                     Base Price of Condensate.

FCQ:                     Factor of Quality of Condensate: to the effects of this contract it shall be considered as incorporated to the Base Price.

LF:                             Logistic Factor: It includes the Costs of Gregorio Terminal, Shipment, Freight to Refineries of ENAP in the central zone, Unload, Insurance.

DMCC:    Discount due to mercury content in Condensate.

DWSSC:        Discount due to content of Water+Sediments (W&S) and Salinity (Salt) in Condensate.

(1)                   BASE PRICE: BPC:

BPC = WTI + 2.5	if	(BTD–WTI) > 12 [USD/Bbl];
BPC = WTI + 2.5 – [12–(BTD–WTI)]	if	4 < (BTD–WTI) < 12 [USD/Bbl];
BPC = WTI – 5.5 – 0.5*[4–(BTD–WTI)]	if	-4 < (BTD–WTI) < 4 [USD/Bbl];
BPC = WTI – 9.5	if	(BTD–WTI) < -4 [USD/Bbl]

This Base Price is referred to a ºAPI < 58 condensate. In case of °API > 58 an additional discount of 0.5 [USD/Bbl]   shall be applied for every °API exceeding this limit.

WTI:  Price of West Texas Intermediate, defined in Article 10.3.

BTD:  Price of Brent Dated, defined in Article 10.3.

(2)                   DISCOUNTS:

Logistic Factor: LF= 7.5 [USD/Bbl].

This value is determined by the current volumes of liquid products received by ENAP in Gregorio Terminal and shall be revised in the event of substantial variations in the mentioned volumes.

Discounts due to contaminants:

Upon each sale closing, quality controls shall be performed in accordance with the provisions of the PBOC.

•                  Discount due to mercury content in Condensate [DMCC]:

DMCC = 2.17 [USD/Bbl] up to 6,000 ppb.

In the event of detecting values of Hg > 6,000 ppb, and additional discount of 0.3 USD/Bbl per 100 ppb or fraction exceeding 6,000 ppb shall be applied.

•                  Discount due to content of Water+Sediments (W&S) and/or Salinity (Salt) in Condensate. [DWSSC]

In the event of detecting values of W&S >1% and/or Salt >100 gr/m3.

DWSSC = 0.5 *(W&S–1) + 0.5 *(Salt–100)/100 [USD/Bbl]

The unit price per barrel calculated in this manner shall be applied to the total volume of Condensate determined according to the measurement procedures detailed in Articles Seven and Nine of this Contract.

10.3)                    Benchmarks in Crude Oil pricing: The following price indicators shall be used in this Contract:

WTI:                 West Texas Intermediate. If the product is delivered within the First Fifteen-day period of the month (t) (first fifteen days), for price calculation purposes, the arithmetic average of all average publications of WTI First Line shall be taken, published by Platt’s Crude Oil Marketwire during the period beginning on the 26th day of the month prior (t -1) to the delivery month until the 10th day of the delivery month (t), in [USD/bbl].

If the product is delivered within the Second Fifteen-day period of the month (t) (from the 16th day to the last day of the month), for price calculation purposes, the arithmetic average of all average publications of WTI First

Line shall be taken, published by Platt’s Crude Oil Marketwire during the period beginning on the 11th day until the 25th day of the delivery month (t), in [USD/bbl].

BTD:                 Brent Dated. If the product is delivered within the First Fifteen-day period of the month (t) (first fifteen days), for price calculation purposes, arithmetic average of all average publications of Brent Dated shall be taken, published by Platt’s Crude Oil Marketwire during the period beginning on the 26th day of the month prior (t -1) to the delivery month until the 10th day of the delivery month (t), in [USD/bbl].

If the product is delivered within the Second Fifteen-day period of the month (t) (from the 16th day to the last day of the month), for price calculation purposes, the arithmetic average of all average publications of Brent Dated shall be taken, published by Platt’s Crude Oil Marketwire during the period beginning on the 11th day until the 25th day of the delivery month (t), in [USD/bbl].

10.4)                    Quality control of Liquid Products of Fell Block

The Parties expressly represent to have a mutual interest in achieving a reduction of mercury in the Liquid Products of Fell Block. To that effect, GEOPARK undertakes to make its best endeavors to achieve this objective.

In addition, the Parties expressly represent that the fixed Discounts due to the presence of contaminants stated for Crude Oil and Condensate in Article Ten are based on the average quality of said products recorded during 2011. Should there be a substantial and durable variation of the mentioned quality; the Parties undertake to review the mentioned Discounts.

10.5)                    Cost of operation and maintenance of the Truck Receiving Station at Gregorio Terminal

Liquid Products of Fell Block to be delivered by GEOPARK through the Truck Receiving Station owned by GEOPARK located at Gregorio Terminal; which effectively use TK-1001, shall be subject to payment, by GEOPARK to ENAP, of the operation and maintenance cost of said facilities (Effective Remaining Cost — CER, per its initials in Spanish), which value shall be determined in accordance with the provisions of ANNEX II to this Contract.

The pertinent amount shall be invoiced by ENAP to GEOPARK, and may be discounted by ENAP from the payments to be made on purchases of Liquid Products of Fell Block to GEOPARK.

ELEVEN:                                                  CLOSURE, VERIFICATION, INVOICING AND PAYMENT

GEOPARK and ENAP shall execute Certificates of Verification every fifteen days which shall summarize the volumes of Liquid Products of Fell Block which have been delivered by GEOPARK to ENAP until the closing dates of the pertinent fifteen-day periods. Fifteen-day periods shall comprise from day 1 to 15 and from day 16 to the last day of the month, as the case may be.

Said Certificates of Verification drafted every fifteen days shall be prepared on the basis of the Certificates of Closure of the pertinent fifteen-day period. Certificates of Closure shall be prepared by the certifying company referred to in Clause Five and subscribed by the representatives of GEOPARK and ENAP. These certificates shall state the measurements taken from the volumes of Liquid Products of Fell Block, pursuant to the PBOC, before their transfer to ENAP. Fifteen-day Certificates of Verification approved by GEOPARK and ENAP shall be the basis for the fifteen-day period invoicing under this Contract.

Without prejudice to the foregoing, for Crude Oil and with the aim of not affecting the regular continuity of the delivery operations of Crude Oil to tank, sales closings for periods longer than the pertinent fifteen-day period can be made (Extraordinary Closure). In this case, in order to meet the commercial conditions stated in this Contract related to the Base Price, (which price is determined in fifteen-day periods), in the event that a sale closure is not made on the last day of each fifteen-day period, that day shall be used to take a measurement only as regards the volume of Crude Oil accumulated in tank with the aim of fulfilling the following provisions:

a)             In the Certificate of Extraordinary Closure, the Parties (as a comment) shall record the fraction of the volume of Crude Oil pertaining to each fifteen-day period, out of the total recorded in the Certificate of Closure.

b)             Each volumetric fraction shall be subject to the Base Price corresponding to the pertinent fifteen-day period in which that fraction was received.

c)              As regards other factors composing the price to be paid for Crude Oil, the prices to be applied shall be the ones pertaining to and measured on the date of Extraordinary Closure.

Seller shall invoice on a fifteen-day basis the quantities pertaining to the deliveries of each fifteen-day period within a seven-day term as from the end of the pertinent fifteen-day period in accordance with the preceding Article and the provisions stated in Article Two. The invoice shall be stated in United States Dollars (hereinafter, “USD”). The invoice shall also be stated in equivalent Chilean Pesos, clearly stating the Exchange Rate applied.

The equivalent in Chilean Pesos shall be determined using the Exchange Rate reported by the Central Bank pertaining to the last day of the fifteen-day period of delivery.

Purchaser shall pay said invoice in USD within thirty calendar days following its reception by deposit or electronic transfer to a bank account to be informed by Seller to that end.

If the payment day is a Saturday, Sunday or a non-business day in Chile, payment shall be made on the next business day. If Purchaser fails to pay any amount due at the maturity date, he shall be automatically in default by the mere expiration of the term without the need of serving in-court or out-of-court notice and the balance due shall accrue a daily interest to be calculated at a rate equal to LIBO Rate (Rate published by the Central Bank of Chile on the due date or the date immediately preceding for transactions in US dollars at thirty (30 days) plus 0.5 percentage points, divided by 360, calculated on the principal amount due as from the due date to the date of effective payment.

If Purchaser has objections as regards any invoice, he shall inform them to Seller within the period running from the date of receipt of the invoice to the payment date. The non-objected amount shall be paid on expiration of the pertinent invoice. The unpaid balance shall be revised and paid within five business days. In the event that the objection to the invoiced amount is proved to be correct, Seller shall issue the pertinent Credit Note for the objected amount. If the objection is rejected with evidence of mistake in the objection, Purchaser shall pay the difference due within 8 calendar days after the rejection plus interest for the part under objection, as described in the following paragraph.

However, in the event this controversy is not solved within a term of thirty (30) days, then, at the request of Purchaser or Seller, the controversy shall be submitted to the dispute resolution mechanism stated in Article Thirteen. In the event that such conflict is solved – by means of a final non-appealable decision or other jurisdictional equivalent- in favor of Seller, Purchaser shall pay the amount converted plus interest for the term running as from the payment’s due date, or the alleged due date, to the effective payment date with a daily interest calculated at a rate equal to LIBO Rate (Rate published by the Central Bank of Chile on the due date or the date immediately preceding for transactions in US Dollars at thirty (30 days) plus 3 percentage points divided by 360. Should the winning party be the Purchaser, Seller shall issue the pertinent Credit Note, with no interest to be charged to Purchaser as stated in the preceding paragraphs, without prejudice to the interest which may be applicable from the date of the final non-appealable decision or other jurisdictional equivalent to the date of the effective payment of the pertinent sum.

Any difference as a consequence of the application of the provisions stated in the paragraphs above shall be adjusted by the issuance by GEOPARK of Credit or Debit Notes, as the case may be, either in favor or against ENAP, respectively.

TWELVE:                                  TAXES

Prices of Liquid Products of Fell Block of this Contract do not include Value Added Tax (V.A.T.).

THIRTEEN:                       DISPUTE RESOLUTION

To all effects derived from this Contract, the Parties establish their domicile in the city and county of Santiago and submit themselves to the jurisdiction of their Ordinary Courts of Justice.

FOURTEEN:                    FORCE MAJEURE

a)             Except for payment obligations, the Parties are discharged from performing those obligations which non-performance is precisely due to a force majeure event, for the period of time of the force majeure event subsists and prevents the Parties from performing the obligations.

b)             According to Section 45 of the Civil Code, force majeure is an unexpected event which is impossible to resist, including, but not limited to acts from authorities, legal and illegal strikes, fires, sabotage acts, cataclysms and other contingencies which are out of the control of the affected party.

c)              Force majeure shall not entitle the parties to demand payment of compensation from the other party and it shall not entitle the parties to excuse the performance of the remaining obligations which were not affected by the event causing the force majeure situation.

d)             The party suffering from a force majeure event shall inform the other party within a term not to exceed 48 hours as from the time on which the party affected by the event becomes aware of such event; the non-affected party shall confirm receipt of notice within three (3) days.

e)              For the purposes of this Contract, force majeure include serious, fortuitous and unexpected events which imply urgent repairs or service which may result in a decrease of production or may affect the storage capacity, the receipt or delivery capacity of the product for the parties.

FIFTEEN:                                   NOTICES

Notices and communications related to this Contract shall be sent to the following addresses:

•TO THE GOVERNMENT OF CHILE

MINISTERIO DE ENERGÍA

SRS. JOSÉ ANTONIO RUIZ y HERNAN MOYA B.

ALAMEDA BERNARDO O’HIGGINS 1449, PISO 13, TORRE 2

SANTIAGO, CHILE

E-MAIL: jruiz@minenergia.cl ; hmoya@minenergia.cl

•To Purchaser, ENAP - EMPRESA NACIONAL DEL PETRÓLEO

SR. RENÉ BENAVIDES P.

JOSÉ NOGUEIRA 1101

PUNTA ARENAS, CHILE

FAX: 56-61 228377

E-MAIL: rbenavides@mag.enap.cl

•To Seller, GEOPARK FELL SpA, to one of the following addresses indistinctively

SRS. SALVADOR HARAMBOUR P. y/o RICARDO SERPELL B.

MAIPU N° 979

PUNTA ARENAS, CHILE

FAX: 56-61 745107

E-MAIL: sharambour@geo-park.com ; rserpell@geo-park.com

SR. PEDRO AYLWIN CH.

NUESTRA SEÑORA DE LOS ANGELES 179

SANTIAGO, CHILE

FAX: 56-2-2429616

E-MAIL: paylwin@geo-park.com

SIXTEEN:                                  OTHER TERMS AND CONDITIONS

The “BP OIL General Terms & Conditions for Sales and Purchases of Crude Oil and Petroleum Products — 2000 Edition”, (rules accepted and acknowledged by the Parties), shall be applied as long as they do not contradict the terms of this Contract which shall always prevail.

SEVENTEEN:             TERM FOR CLAIMS

Claims and/or non-acceptances which ENAP and/or GEOPARK may have (Claiming Party) against the other (Party subject to Claim) related to the obligations arising from this Contract and its effects, in matters such as quantities, qualities, terms and places of delivery of Crude and/or Condensate, amounts and dates of payment, shall be informed in writing, including the specific reason within ninety (90) calendar days from the date of the claimed event or from the date on which the Claiming Party became aware of it (should the party be aware after the event takes place). Upon expiration of the mentioned term, the Claiming Party shall not be entitled to any type of claims which may derive herefrom.

It is understood that the Claiming Party complies with this requirement by the mere formal notice stated above sent with the above-mentioned term.

This time limit shall not be applied in the event that the claims are based on allegedly deceitful or fraudulent acts or events by the Party subject to Claim.

EIGHTEEN:                      CONTRACT VALIDITY TERM

This Contract shall be in force from the date of execution for a period of 6 months. Upon the expiration of said term, the Contract shall be implicitly and successively extended under the agreed on conditions for 6-months terms except if one of the Parties notifies the other Party by certified letter its intention to revise or terminate the Contract. This notice shall be made at least 45 days before the expiration of the pertinent 6-months period.

Without prejudice to the foregoing, the commercial terms contained herein shall apply for the deliveries of Liquid Products of Fell Block made as from January 1, 2012, which shall mean a new appraisal of the deliveries of Crude Oil and Condensate made during the term beginning on January 1, 2012 and ending on the date of execution of this Contract.

Under no circumstances shall the term of this Contract exceed the term of the CEOP described in Article One.

NINETEEN:                        EARLY TERMINATION OF THE PURCHASE AND SALE CONTRACT IN FORCE

On the date hereof, the Parties hereby agree to early terminate the Purchase and Sale Contract for Condensate and Crude Oil of Fell Block in force since March 5, 2010 and its pertinent Attachments and to replace the mentioned contract with this Contract in all the relevant issues.

Said early termination shall neither affect the enforceability of the pending obligations arising from the mentioned contract, as the case may be, nor the revision of the content of contaminants in the Liquid Products of Fell Block delivered to ENAP during the enforcement of said contract, nor the claims which may arise within the context of Article Seventeen of said contract.

In witness whereof, the Parties execute three original counterparts of this Contract and each Party retains one original copy.

/s/ Rodrigo Álvarez
GOVERNMENT OF CHILE
Name: Rodrigo Álvarez
Title: Minister of Energy

/s/ Carlos Cabeza Faúndez
EMPRESA NACIONAL DEL PETRÓLEO
Name: Carlos Cabeza Faúndez
Title: Manager of Refining Business line

/s/ Salvador Harambour	/s/ Christian Muñoz
GEOPARK FELL SpA
Name: Salvador Harambour	Name: Christian Muñoz
Title: Director	Title: Administrative Manager